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                                   Exhibit 11
                               HMN Financial, Inc.
                    Computation of Earnings Per Common Share

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
                                                                                  YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                         1999             1998            1997
                                                                     ---------------------------------------------
Computation of Earnings Per Common Share:
Weighted average number of common shares out-
 standing used in basic earnings per common
 share calculation........................................              4,340,551        4,923,392      5,525,033

Net dilutive effect of:
 Options..................................................                181,930          323,593        314,082
 Restricted stock awards..................................                 16,828           51,141         76,151
                                                                       ----------        ---------      ---------

Weighted average number of shares outstanding
 adjusted for effect of dilutive securities..............               4,539,309        5,298,126      5,915,266
                                                                       ----------        ---------      ---------
                                                                       ----------        ---------      ---------

Income available to common shareholders..................              $6,390,991        4,057,680      5,578,866

Basic earnings per common share..........................              $     1.47             0.82           1.01

Diluted earnings per common share........................              $     1.41             0.77           0.94
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